ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY INC.
ANNOUNCES NEW PRODUCT

KENNEWICK, WASHINGTON --- February 17, 2006 --- Electronic Systems Technology Inc. (EST) (OTCBB: ELST), manufacturers of the ESTeem(tm) product line of narrow band licensed, spread spectrum unlicensed, and long range 802.11b industrial Ethernet wireless modems announced the Company’s new licensed product, the ESTeem 192MHP, has entered production after receiving Federal Communications Commission type acceptance effective November 3, 2005.

The new ESTeem 192MHP wireless modem designed for industrial automation and public safety applications, boasts software selectable RF output power levels of 10, 20, and 30 watts. The 192MHP will offer our customers a very cost-effective product that will replace the standard Model 192M and external linear amplifier combination for long-range fixed base and mobile applications.

The Model 192MHP offers 6.25 KHz channel spacing in the 150 to 174 MHz frequency spectrum. The narrow band, 19,200 bps, packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous full duplex interfaces. The ESTeem’s internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 90 miles to approximately 270 miles. The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the Radio Area Network (RAN).

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST for more details.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM